MGIT Fixed Income 10f3

Transaction Q4 2001

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
	Security Purchased    	Comparison Security    	Comparison Security
Cusip	43811YAD6	553083BW5	00181QAM5
Issuer	HONDA AUTO RECEIVABLES OWNER T	MMCA AUTOMOBILE TRUST	ANRC AUTO OWNER TRUST
Underwriters	BancofA, JP Morgan, Banc One, Barclay's, DBAB, Merrill	JP Morgan, DBAB, Merrill, Morgan Stanley, Salomon	BancofA, First Union, JP Morgan, Goldman
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	HAROT 3.96%, 2/19/2007	MMCA 2.88875%, 4/16/2007	ANRC 4.32%, 6/16/2008
Is the affiliate a manager or co-manager of offering?	Co-Man	Co-Mang	n/a
Name of underwriter or dealer from which purchased	Banc of America	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	10/10/2001	10/3/2001	9/21/0/1

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 405,000,000	$ 339,400,000	$ 163,000
Total	$ 405,000,000	$ 339,400,000	$ 163,000

Public offering price	99.9968	100.00	99.99
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	2.50%	2.45%	2.50%
Rating	Aaa/AAA	Aaa/AAA	Aaa/AAA
Current yield	3.96%	2.89%	4.32%

Total par value purchased	2,025,000	n/a	n/a
$ amount of purchase	2,024,934	n/a	n/a

% of offering purchased by fund	0.50%	n/a	n/a
% of offering purchased by associated funds	0.05%	n/a	n/a
Total	0.55%	n/a	n/a